Exhibit 99.1
Media Contact
Erin Wendel-Ritter | 205 970-5912
erin.wendel-ritter@encompasshealth.com

Investor Relations Contact
Mark Miller | 205 970-5860
mark.miller@encompasshealth.com

Encompass Health appoints Kevin O’Connor to its Board of Directors

Announces retirement of five directors

BIRMINGHAM, Ala., Mar. 30, 2022 - Encompass Health Corporation (NYSE: EHC) today announced the appointment of Kevin J. O’Connor to the Encompass Health Board of Directors.
In addition, for some time, its Nominating/Corporate Governance Committee has been focused on crafting an orderly and gradual plan for director succession and refreshment. In connection with Encompass Health’s previously announced Board refreshment process, the Company announced that five directors, Yvonne M. Curl, Charles M. Elson, Leo I. Higdon, Jr., John E. Maupin, Jr., and L. Edward Shaw, Jr., will be retiring from its Board at this year’s annual meeting of stockholders and will not stand for re-election. Accordingly, following the 2022 annual meeting of stockholders, the Encompass Health Board will be comprised of 11 directors, 10 of whom will be independent and five of whom will have been appointed in the last three years, bringing a broad mix of skills, perspectives, experience, tenure and diversity to promote and support the Company’s long-term strategy.
Mr. O’Connor joins the Encompass Health Board with significant experience in compliance, regulatory and governmental affairs matters and risk management. Mr. O’Connor currently serves as senior vice president, chief legal officer of Carrier Global Corporation, a leading global provider of healthy, safe and sustainable building and cold chain solutions. He also brings healthcare experience having chaired the board of Trinity Health of New England, an integrated healthcare system. Prior to joining Carrier in 2020, he served as chief legal officer of Point72 Asset Management. He has also held a number of roles in the U.S. Department of Justice and the U.S. Securities and Exchange Commission.
“We are pleased that Kevin, an extremely accomplished and respected executive, will bring a wide and diverse range of skills and experiences to our Board,” said Leo I. Higdon Jr., chairman of Encompass Health’s Board of Directors. “The appointment of Kevin reflects our commitment to maintaining a strong board and the Company’s position as the leading provider of post-acute healthcare services in a rapidly changing healthcare environment.”
“I am excited to join the Encompass Health Board and help advance the Company’s commitment to delivering high-quality, cost-effective integrated care,” said Mr. O’Connor. “The Company is a recognized leader in the healthcare industry.”

Mark J. Tarr, president, chief executive officer and a member of the Board, commented: “On behalf of the Board and the Company, I would like to thank Lee, Yvonne, Charles, John and Ed for their many years of distinguished and valuable service on the Encompass Board. Their many contributions, including agreeing to extend their terms to help us recruit and transition to an excellent slate of new directors, have helped to position the Company for continuing success and value creation.”
About Encompass Health
As a national leader in integrated healthcare services, Encompass Health (NYSE: EHC) offers both facility-based and home-based patient care through its network of inpatient rehabilitation hospitals, home health agencies and hospice agencies. With a national footprint that includes 147 hospitals, 251 home health locations, and 96 hospice locations in 42 states and Puerto Rico, the Company provides high-quality, cost-effective integrated healthcare. Encompass Health is ranked as one of Fortune's 100 Best Companies to Work For. For more information, visit encompasshealth.com, or follow us on our newsroom, Twitter, Instagram and Facebook.

Forward-Looking Statements
Statements contained in this press release which are not historical facts, including the future size of the Board of Directors and the prospects of the Company, are forward-looking statements. In addition, Encompass Health may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and Encompass Health undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Encompass Health’s actual results or events may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results or events to differ materially from those anticipated include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought by or against the Company; the possibility a project will experience unexpected problems or delays; the expected benefits and costs of Encompass Health’s previously announced spin-off transaction; the expected timing of the completion of the spin-off transaction and the transaction terms, and the possibility that Encompass Health may decide not to undertake the spin-off or any separation transaction or that it is not able to consummate the spin-off or other separation transaction or the related rebranding due to, among other things, market, regulatory and other factors; the potential for disruption to Encompass Health’s business resulting from the undertaking of any transactions or rebranding; the effect of the transaction and the rebranding on Encompass Heath’s ability to retain and hire key personnel and maintain relationships with its referral sources and suppliers; adverse conditions in the healthcare services industry, including any effects associated with the COVID-19 or other pandemic; general conditions in the economy and capital markets; and those factors which may be identified from time to time in Encompass Health’s SEC filings and other public announcements, including Encompass Health’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K for the year ended December 31, 2021.